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Ex-5.1

OPINION  RE  LEGALITY

                             [CORPORATE LETTERHEAD]
                                 Bryan Cave, LLP
                                 2020 Main Street
                             Irvine, California 92614
   March 23,  2001

Intercare.com,  Inc.
900  Wilshire  Blvd.,  Suite  500
Los  Angeles,  CA  90017

     Re:  Pre-Effective Amendment to Registration  Statement  on  Form  SB-2


Gentlemen:

     At your request, we have examined the Current Amendment to Registration Statement on Form SB-2 in connection with the registration and sale of up to 5,000,000 shares of Common Stock of Intercare.com-dx, Inc., a California corporation (the "Company"), issuable by the Company, which are to be sold by the Company in the manner described in the Registration Statement
(the  "Shares").

     We have examined the proceedings heretofore taken and are familiar with the procedures proposed to be taken by the Company in connection with the authorization, issuance, and sale of the Shares. It is our opinion that the Shares to be sold by the Company pursuant to the Registration Statement, will be legally issued, fully paid, and non-assessable.

We  consent  to  the  use  of  this  opinion  as  an exhibit to the Registration
Statement.

Very  truly  yours,
BRYAN  CAVE  LLP